EXHIBIT 10.23
                               netcruise.com, inc.
                               2401 Morris Avenue
                                 Union, NJ 07083
                                Tel: 908-810-8767
                                Fax: 908-810-8769

                              Contingency Agreement


                                                           March 1, 2000

Joseph Perri
10 Whitwell Place
Staten Island, NY 10304

Dear Mr. Perri:

         This letter will confirm the agreement between netcruise.com, inc. ("Netcruise" or the "Company"), a New Jersey corporation, and yourself ("you" or the "Investor") regarding possible changes in the Subscription Agreement and Anti-Dilution Option Agreement which we have executed today and which are contingent upon the happening of events discussed below.

         The contingent changes agreed-to in this Contingency Agreement (the "Contingency Agreement") relate to pending agreements with United Internet Technologies, Inc., a Delaware corporation ("UIT") and Brian Shuster regarding, among other things, UIT's sale to you of 1,500,000 shares (the "Additional Shares") of the $.0001 par value common stock ("Shares") of Netcruise for a purchase price of $375,000, its sale to you or forgiveness of certain outstanding Netcruise debt obligations held by UIT and its affiliates (the "UIT Debt") for a purchase price of $225,000, cancellation of the Netcruise Class V, W, X and Y Common Stock Purchase Warrants for an aggregate of 2,000,000 Shares and the issuance to UIT of a Common Stock Purchase Warrant to purchase up to 500,000 Shares during a period of five years at a purchase price of $1.00 per share (collectively referred to as the "Pending UIT Transaction").

         You have agreed that you will purchase the Additional Shares and UIT Debt for $600,000 in accordance with the draft agreements previously prepared and provided to your attorney or, in the alternative, will purchase the Additional Shares alone for $375,000 and provide an additional $225,000 to Netcruise for it to obtain forgiveness of the UIT Debt. In either event, Netcruise has agreed to issue to you an additional 1,125,000 Shares upon satisfaction of the UIT Debt by either your purchase of it from UIT followed by your conversion of it into Netcruise equity, or by Netcruise utilizing the funding being provided by you to make a satisfaction payment to UIT.

         We have mutually agreed that in the event the Pending UIT Transaction does not close within 45 days after the date of this agreement, Netcruise will issue to you an additional 4,625,000 Shares for a purchase price of $600,000 pursuant to the terms and conditions of the Subscription Agreement. If the Pending UIT Transaction is completed thereafter, you agree surrender to Netcruise for cancellation, as a contribution to capital, a number of Shares equal to the difference between the Shares (including those issuable upon the exercise of warrants) held by UIT and Brian Shuster before



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completion  of the  Pending  UIT  Transaction  and the Shares  (including  those issuable upon the exercise of warrants) held by them after the completion of the Pending UIT Transaction.

         In either event, we have further mutually agreed to amend the Anti-Dilution Option Agreement to reflect the adjusted holdings of Shares by you and the adjusted number of Shares issued and outstanding on a fully diluted basis (as described in paragraph #1 of the Anti-Dilution Option Agreement) so as to recompute your Percentage Interest as defined in the Anti-Dilution Option Agreement as if your acquisition of Additional Shares pursuant to this contingency agreement took place as of the date of the Anti-Dilution Option Agreement. We mutually expect that your Percentage Interest upon recomputation will total approximately 64%.

         We also mutually agree to incorporate herein by reference all of our respective representations and warranties as contained in the Subscription Agreement, dated this date.

         If the foregoing confirms your understanding of our agreement, kindly so indicate by signing the enclosed copy of this letter and returning it to us immediately.

                                       Very truly yours,

                                       netcruise.com, inc

                                      By: /s/ Larry E. Burk, President



                                      Attest:

                                      /s/ John H. Wasko, Secretary


ACCEPTED AND AGREED:


/s/ Joseph Perri





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